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                                                                     EXHIBIT 8.2

                        [Letterhead of Sidley & Austin]




                                 June 9, 1995


Plains Petroleum Company
12596 West Bayaud Avenue
Suite 400
Lakewood, Colorado 80228

Dear Sirs:

    We have acted as counsel to Plains Petroleum Company in connection with the preparation and filing of the Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in respect of the Agreement and Plan of Merger, dated as of May 2, 1995, among Plains Petroleum Company, Barrett Energy Inc. and Barrett Resources Corporation. In that connection, we hereby confirm that the statements made in the Registration Statement and related joint proxy statement under the caption "Certain Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

    We hereby consent to the filing of this letter as an Exhibit to the Registration Statement.

    This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, which may be brought to our attention at a later date.


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Plains Petroleum Company
June 9, 1995
Page 2

    We do not express any opinion herein concerning any law other than the federal laws of the United States.

                                    Very truly yours,



                                /s/ SIDLEY & AUSTIN